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                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK
                     ANNUITY COMMENCEMENT DATE ENDORSEMENT
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The Contract to which this endorsement is attached is amended by deleting the
Annuity Commencement Date provision in the Monthly Income Benefit section and replacing it with the following:

Annuity Commencement Date

The Annuity Commencement Date is provided on the Contract data pages, unless changed after issue. You may change the Annuity Commencement Date to any date at least 13 months after your Contract Date. If approved by the Company, the Annuity Commencement Date may be deferred beyond the Annuitant's, or younger of the Joint Annuitant's 90th birthday. Following such birthday, deferral of the Annuity Commencement Date may not exceed the Annuitant's, or younger of the Joint Annuitant's, life expectancy at the time the new Annuity Commencement Date is requested. All changes must be received in writing at the Annuity Service Center at least 30 Valuation Days prior to the Annuity Commencement Date then in effect. Once the Annuity Commencement Date is changed, then Annuity Commencement Date will mean the new Annuity Commencement Date you selected.

For GE Capital Life Assurance Company of New York,

                                                  /s/ Pamela S. Schutz
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                                                  Pamela S. Schutz
                                                  President